תעודה מספר

CERTIFICATE No.

גזית-גלוב בע"מ
GAZIT-GLOBE LTD.

SHARES מניות

מניות רגילות א׳ ע״ש
בנות 1.- ש״ח כל אחת
גזית-גלוב בע״מ

Share Certificate תעודת מניה

THIS IS TO CERTIFY that ______ זאת לתעודה כי

______

is (are) the Registered Holder of ______ הנו(ם) הבעלים הרשום(ים) של

Fully paid up Ordinary Shares of NIS. 1 (One New Israeli Sheqel) nominal value each, in the company numbered ______

מניות רגילות בנות 1 ש״ח (אחד שקל חדש) ע״נ כ״א בחברה אשר שולמו במלואן ואשר סומנו במספרים ______

Inclusive in **GAZIT-GLOBE LTD.**

ועד בכלל, ב-**גזית-גלוב** בע״מ

In accordance with the Articles of Association of the Company.

כפוף לתקנון החברה.

Given under the Seal of the Company.

ניתנה בחותם החברה.

this ______ day of ______ year ______ שנת ______ לחודש ______ ביום

Secretary מזכיר

Director מנהל

תעודה מספר

CERTIFICATE No.